Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), is made as of this 22nd day of March, 2007, by and between THE PROVIDENCE SERVICE CORPORATION, a Delaware corporation, with its corporate headquarters located at 620 N. Craycroft, Tucson, AZ, its successors and assigns (hereinafter collectively referred to as “Company”), and CRAIG A. NORRIS, an individual residing at 8825 N. Scenic Drive, Tucson, AZ 85743 (“Employee”).

BACKGROUND

WHEREAS, Employee is currently employed by the Company as its Chief Operating Officer (“COO”); and

WHEREAS, the Company desires to continue to employ Employee, and Employee desires to continue to be employed by the Company, all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the facts, mutual promises, and covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1. Employment. The Company hereby employs Employee and Employee hereby accepts employment by the Company, for the period set forth in Section 3 below and upon the terms and conditions set forth in this Agreement, subject to earlier termination pursuant to Section 6 below.

2. Office and Duties.

(a) During the term of this Agreement, Employee shall serve as COO of the Company, and shall report directly to the Chief Executive Officer (“CEO”), and be subject to the CEO’s supervision, control and direction. Employee shall also serve on the Company’s Board of Directors (“Board”) as may be requested from time to time.

(b) In his capacity as COO of the Company, Employee shall have such authority, perform such duties, discharge such responsibilities and render such services as are customary to, and consistent with his position, subject to the authority and direction of CEO, and shall perform such additional duties and responsibilities as may be from time to time assigned to him by the CEO and the Board.

(c) The Employee shall render his services diligently, faithfully and to the best of his ability, and shall devote substantially all of his working time, energy, skill and best efforts to the performance of his duties hereunder, in a manner that will further the business and interests of the Company.

(d) During the term of this Agreement, Employee shall not be engaged in any business activity which, in the reasonable judgment of the CEO and the Board, conflicts with Employee’s duties hereunder, whether or not such activity is pursued for pecuniary advantage.

3. Term. This Agreement shall be effective for a term of three (3) years (“Term”) commencing on March 22, 2007 (“Effective Date”), and if not previously terminated in accordance with the terms of this Agreement, the Term shall end three (3) years later. The Term shall be automatically extended and renewed for a period of one (1) year from the end of the Term (“Renewal Date”) unless either the Company or Employee shall give written notice of non-renewal to the other party prior at least six (6) months prior to the end of the Term, in which event this Agreement shall terminate at the end of the Term. Subject to the termination provisions contained herein, if this Agreement is renewed on the Renewal Date for an additional one (1) year period, it will automatically be renewed on the anniversary of the Renewal Date and each subsequent year thereafter (the “Annual Renewal Date”) for a period of one (1) year , unless either party gives written notice of non-renewal to the other party at least six (6) months prior to any Annual Renewal Date, in which case the Agreement will terminate on the Annual Renewal Date immediately following such notice.

4. Compensation.

(a) Base Salary. In consideration of the services rendered by Employee to the Company during the term hereof, Employee shall receive an annual base salary of Two Hundred Sixty-Five Thousand and 00/100 Dollars ($265,000.00) (“Base Salary”), payable in equal periodic installments in accordance with the Company’s regular payroll practices in effect from time to time. Employee’s Base Salary shall be reviewed at least annually by the CEO and the Board and/or a committee of the Board which has been delegated responsibility for employee compensation matters (such committee to be referred to herein as the “Compensation Committee”) in accordance with the compensation policies and guidelines of the Company, and may be modified as a result of such review at the sole discretion of the Board and/or the Compensation Committee.

(b) Bonus Plans/Incentive Compensation Programs. In addition to Base Salary, during the Term, Employee shall be eligible to participate in any bonus plans or incentive compensation programs, if any, as may be in effect from time to time, at a level consistent with his position and with the Company’s then current policies and practices (“Bonus”).

(c) Benefits. During the Term, Employee also shall be entitled to participate in all fringe benefits, if any, as may be in effect from time to time which are generally available to the Company’s senior executive officers, and such other fringe benefits as the Board and/or Compensation Committee shall deem appropriate, subject to eligibility requirements thereof (collectively, the “Benefits”).

(d) Vacation. During the Term, Employee shall be entitled to the number of paid vacation days in each calendar year as determined by the Company from time to time for its senior executive officers. Vacation days which are not used during any calendar year may not be accrued or carried-over to the next year, nor shall Employee be entitled to compensation for unused vacation days.

(e) Business Expenses. During the Term, the Company shall pay or reimburse Employee for all reasonable expenses incurred or paid by Employee in the performance of Employee’s duties hereunder, upon timely presentation of expense statements or vouchers and such other information as the Company may reasonably require and in accordance with the generally applicable policies and practices of the Company.

(f) Withholding. All payments made pursuant to this Agreement shall be subject to such withholding taxes as may be required by any applicable law.

5. Representations of Employee. Employee represents to the Company that: (a) there are no restrictions, agreements or understandings whatsoever to which Employee is a party that would prevent, or make unlawful, his execution of this Agreement and his employment hereunder; (b) his execution of this Agreement and his employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which he is a party, or by which he is bound; and (c) he is of full capacity, free and able to execute this Agreement and to enter into this Agreement with the Company.

6. Termination. This Agreement and Employee’s employment hereunder shall continue until terminated as provided herein. Upon termination of this Agreement and Employee’s employment hereunder, Employee shall immediately resign his position as a member of the Company’s Board if he is serving in such capacity.

(a) Termination by Company for Cause. The Company shall have the right to terminate this Agreement and his employment hereunder at any time for “Cause”. For purposes of this Agreement, the term “Cause” shall mean the following:

(i) Employee commits fraud or theft against the Company or any of its subsidiaries, affiliates, joint ventures and related organizations, including any entity managed by the Company (collectively referred to as “Affiliates”), or is indicted, convicted of, or pleads guilty or nolo contendere to, a felony; or

(ii) In carrying out his duties hereunder, the Employee engages in conduct that constitutes gross neglect or willful misconduct and that results, in either case, in material economic harm to the Company or its Affiliates; or

(iii) Employee materially breaches any provision of this Agreement (including but not limited to the restrictive covenants contained in Paragraph 8 below) or breaches any fiduciary duty or duty of loyalty owed to the Company or its Affiliates, and such breach continues uncured for a period 10 days after written notice from the Company to the Employee specifying the failure, refusal, or violation and the Company’s intention to terminate the Term for Cause; or

(iv) Employee engages in conduct tending to bring the Company or its Affiliates into public disgrace; or

(v) Employee repeatedly neglects or refuses to perform duties or responsibilities as directed by the CEO, the Board or any executive committee established by the Board, or violates any express direction of any lawful rule or regulation established by the Company or the Board or any committee established by the Board which is consistent with the scope of Employee’s duties under this Agreement, and such failure, refusal, or violation continues uncured for a period 10 days after written notice from the Company to Employee specifying the failure, refusal, or violation and the Company’s intention to terminate this Agreement for Cause; or

(vi) Employee commits any acts or omissions resulting in or intended to result in direct material personal gain to the Employee at the expense of the Company or its Affiliates; or

(vii) Employee materially compromises trade secrets or other confidential and proprietary information of the Company or its Affiliates.

“Cause” shall not include a bona fide disagreement over a corporate policy, so long as Employee does not willfully violate on a continuing basis specific written directions from the CEO, the Board or any executive committee of the Board, which directions are consistent with the provisions of this Agreement. Action or inaction by Employee shall not be considered “willful” unless done or omitted by him intentionally and without his reasonable belief that his action or inaction was in the best interests of the Company or its Affiliates, and shall not include failure to act by reason of total or partial incapacity due to physical or mental illness.

(b) Termination by Company upon the Death or Disability of Employee. The Company shall have the right to terminate this Agreement and Employee’s employment hereunder at any time upon the death or Disability of Employee. The term, “Disability”, as used herein, means any physical or mental illness, disability or incapacity which prevents Employee from performing the essential functions of his job, with or without reasonable accommodations, hereunder for a period of not less than one hundred fifty (150) consecutive days or for an aggregate of one hundred eighty (180) days during any period of twelve (12) consecutive months. Periods where Employee can perform the essential functions of his job with a reasonable accommodation shall not be included in the determination of a Disability hereunder. During any period of Disability, Employee agrees to submit to reasonable medical examinations upon the reasonable request, and at the expense, of the Company.

(c) Termination By Company Without Cause. The Company shall have the right to terminate this Agreement and Employee’s employment hereunder at any time without Cause and/or without the occurrence of Employee’s death or Disability upon thirty (30) days written notice to Employee. The effective date of such termination shall be after the completion of the thirty (30) day notice period.

(d) Termination By Employee For Good Reason. Employee shall have the right to terminate this Agreement and his employment hereunder at any time during the Term of this Agreement for “Good Reason” upon sixty (60) days prior written notice to the Company’s Board. The effective date of such termination shall be after the completion of the sixty (60) day notice period. For purposes of this Agreement, “Good Reason” shall mean any of the following:

(i) the assignment to Employee by the Company of any duties inconsistent with Employee’s status with the Company or a substantial alteration in the nature or status of Employee’s responsibilities from those in effect on the Effective Date hereof, or a reduction in Employee’s titles or offices as in effect on the Effective Date hereof, except in connection with the termination of his employment for Cause or Disability or as a result of Employee’s death, or by Employee other than for Good Reason, or the Company’s establishment of a new office to which Employee may be asked to report, or the Company’s hiring of a President or other officer which may result in the reassignment of some of Employee’s duties to someone in the Company below the level of Employee.

(ii) a reduction by the Company in Employee’s Base Salary as in effect on the Effective Date or as the same may be increased from time to time during the term of this Agreement;

(iii) the relocation of Employee to a Company office located more than ninety (90) miles from Tucson, Arizona; or

(iv) any material breach by the Company of a material term or provision contained in this Agreement, which breach is not cured within thirty (30) days following the receipt by the Board of written notice of such breach.

(v) the Company gives Employee proper notice in accordance with Section 3 above that the Agreement will not be extended or renewed for an additional one (1) year period from the end of the Term or from the end of any subsequent Annual Renewal Date.

(e) Termination by Employee for Other than Good Reason. If Employee shall desire to terminate his employment hereunder for other than Good Reason, he shall first give the Company not less than ninety (90) days prior written notice of termination. Upon a termination of Employee’s employment with the Company under this Section 6(e), the effective date of termination shall be the date set forth in employee’s resignation notice (assuming such date is in compliance with the notice provisions of this Section 6(e)) or an earlier date after the Company’s receipt of such notice as determined by the Company, in its sole discretion, but not earlier than the date on which the Company learned of Employee’s decision to terminate his employment for other than Good Reason.

(f) Notice of Termination. Any termination, except for death, pursuant to this Section 6 shall be communicated by a Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate those specific termination provisions in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provisions so indicated. The Notice of Termination shall also set forth that Employee’s employment is terminated and be delivered in accordance with the terms of this Agreement.

Notwithstanding anything to the contrary set forth herein, the provisions of Sections 8, 9 and 10 shall survive the end of the Term, the non-renewal of the Agreement, and/or the termination of Employee’s employment hereunder for any reason, and shall remain in full force and effect thereafter.

7. Payments Upon Termination and Change in Control.

(a) Termination for Cause. In the event Employee’s employment hereunder is terminated for Cause, all of Employee’s rights to his Base Salary, Benefits and Bonus, if any, shall immediately terminate as of the date of such termination, except that Employee shall be entitled to any earned and unpaid portion of his Base Salary and accrued Benefits up to the date of termination, less all deductions or offsets for amounts owed by Employee to the Company. Employee shall not be entitled to any Bonus, prorated or otherwise. The Company shall have no further obligations to Employee under the Agreement.

(b) Termination Due to Death or Disability. In the event Employee’s employment hereunder is terminated due to his death or Disability, all of Employee’s rights to his Base Salary, Benefits and Bonus, if any, shall immediately terminate as of the date of such termination, except that Employee (or, in the event that Employee’s employment hereunder is terminated due to Employee’s death, Employee’s heirs, personal representative or estate) shall be entitled to any earned and unpaid portion of his Base Salary and accrued Benefits up to the date of termination less all deductions or offsets for amounts owed by Employee to the Company, and any accrued Bonus prorated through the date of termination. Subject to the provisions of the applicable Company stock option plan, should Employee’s death occur within one (1) year following his termination for Disability, but prior to his exercise of any options vested at the date of termination, Employee’s estate shall be entitled to exercise Employee’s options for the remainder of the one (1) year period. The Company shall have no further obligations to Employee under the Agreement.

(c) Termination By Company Without Cause or By Employee For Good Reason. If the Company terminates Employee’s employment other than for Cause or the occurrence of Employee’s death or Disability, or if Employee terminates his employment for Good Reason, Employee shall be entitled to receive severance in the gross amount of one and one half (1 1/2) times his Base Salary in effect at the time of termination (so long as Employee is not in breach of this Agreement) (“Severance Payment”), provided that Employee executes, and does not revoke, a General Release of all claims relating to his employment and termination from employment in a form provided by the Company. Subject to Section 9 hereof, the Severance Payment shall be made to the Employee in a lump sum payment, minus appropriate tax and other withholdings, ten (10) days after the General Release is executed by Employee and returned and received by the Company, provided Employee does not revoke the General Release. Employee understands that should he fail or refuse to execute the General Release provided by the Company, or revoke such General Release, he shall not be entitled to the Severance Payment under this section. The Company shall have no further obligations to Employee under the Agreement.

(d) Termination By Employee For Other Than Good Reason. In the event Employee terminates his employment for other than Good Reason, all of Employee’s rights to his Base Salary, Benefits and Bonus, if any, shall immediately terminate as of the date of termination, except that Employee shall be entitled to any earned and unpaid portion of his Base Salary and accrued Benefits up to the date of termination. Employee shall not be entitled to any Bonus, prorated or otherwise. The Company shall have no further obligations to Employee under the Agreement.

(e) Payment Upon Change in Control. In the event of a “Change in Control” of the Company (as defined herein), Employee shall receive a lump sum payment equal to two (2) times Employee’s average annual W-2 compensation from the Company for the most recent five (5) taxable years ending before the date on which the Change in Control occurs (or such portion of such period during which Employee performed personal services for the Company), but not in excess of the amount specified in Code Section 162(m)(1) (currently, $1,000,000) or any successor Code Section thereto; provided, however, that if such lump sum payment, either alone or together with other payments or benefits, either cash or non-cash, that Employee has the right to receive from the Company, including, but not limited to, accelerated vesting or payment of any deferred compensation, options, stock appreciation rights or any benefits payable to Employee under any plan for the benefit of employees, which would constitute an “excess parachute payment” (as defined in Section 280G of the Code), then such lump sum payment or other benefit shall be reduced to the largest amount that will not result in receipt by Employee of a parachute payment (“Change in Control Payment”). The Change in Control Payment will be paid to Employee upon the closing of the transaction causing the Change in Control. A Change in Control will have no other effect on this Agreement which will remain in full force and effect.

(i) Definition of Change in Control. For purposes of this Agreement, the term “Change in Control” shall have the definition as set forth in the Providence Service Corporation 2006 Long Term Incentive Plan which defines “Change in Control” as an event or events, in which:

(A) any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “1934 Act”) (other than (i) the Company, (ii) any subsidiary of the Company, (iii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any subsidiary of the Company, or (iv) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Section 13(d) of the 1934 Act), together with all affiliates and Associates (as such terms are used in Rule 12b-2 of the General Rules and Regulations under the 1934 Act) of such person, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities;

(B) the stockholders of the Company approve a merger or consolidation of the Company with any other company, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 65% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) after which no “person” (with the method of determining “beneficial ownership” used in clause (A) of this definition) owns more than 25% of the combined voting power of the securities of the Company or the surviving entity of such merger or consolidation;

(C) during any period of two consecutive years (not including any period prior to the execution of the 2006 Plan), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has conducted or threatened a proxy contest, or has entered into an agreement with the Company to effect a transaction described in clause (A), (B) or (D) of this definition) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office, who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute at least a majority thereof; or

(D) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(ii) If this Agreement provides for the payment of deferred compensation subject to Section 409A of the Code, any payment of such deferred compensation by reason of a Change in Control shall be made only if the Change in Control is one described in subsection (a)(2)(A)(v) of Section 409A and the guidance thereunder and shall be paid consistent with the requirements of Section 409A. If any deferred compensation that would otherwise be payable by reason of a Change in Control cannot be paid by reason of the immediately preceding sentence, it shall be paid as soon as practicable thereafter consistent with the requirements of Section 409A, as determined by the Company.

(f) Recognition. Employee recognizes and accepts that the Company shall not, in any case, be responsible for any additional amount, severance pay, termination pay, severance obligation or other payments or damages whatsoever arising from the termination of Employee’s employment, above and beyond those specifically provided for herein.

8. Restrictive Covenants.

(a) Non-Competition. During the Term and any renewal periods, and for a period of eighteen (18) months after this Agreement is terminated for any reason, Employee will not, in any capacity (including, but not limited to, owner, partner, member shareholder, consultant, advisor, financier, agent, employee, officer, director, manager or otherwise), directly or indirectly, for his own account or for the benefit of any natural person, corporation, partnership, trust, estate, joint venture, sole proprietorship, association, cooperative or other entity (“Person”), establish, engage in, work for, or be connected with, except as an employee of the Company, any business in competition with the Business of the Company (as defined in Section 8(i) below), if such business competes with the Business of the Company in any State, county, or municipality where the Company or its Affiliates conduct business, are preparing to conduct business or have conducted business during the Term.

(b) Non-Solicitation/Non-Piracy. During the Term and any renewal periods, and for a period of eighteen (18) months after this Agreement is terminated for any reason, Employee will not, directly or indirectly, for his own account or for the benefit of any Person or entity:

(i) solicit, service, contact, or aid in the solicitation or servicing of any Person or entity which is or was a customer, prospective customer, client, prospective client, contractor, subcontractor or supplier of the Company or its Affiliates within three (3) years prior to Employee’s termination (“Company Customers/Clients”), for the purpose of (a) selling services or goods in competition with the Business of the Company; (b) inducing Company Customers/Clients to cancel, transfer or cease doing business in whole or in part with the Company or its Affiliates or (c) inducing Company Customers/Clients to do business with any Person or business entity in competition with the Business of the Company (as hereafter defined).

(ii) solicit, aid in solicitation of, induce, contact for the purpose of, encourage or in any way cause any employee of the Company or its Affiliates to leave the employ of the Company or its Affiliates, or interfere with such employee’s relationship with the Company or its Affiliates.

(c) Non-Disclosure. Other than in furtherance of the Business of the Company, in the ordinary course in his capacity as an employee hereunder, Employee will not, at any time, except with the express prior written consent of the Board, directly or indirectly, disclose, communicate or divulge to any Person or entity, or use for the benefit of any Person or entity, any secret, confidential or proprietary knowledge or information with respect to the conduct or details of the Business of the Company including, but not limited to, customer and client lists, customer and client accounts and information, prospective client, customer, contractor and subcontractor lists and information, services, techniques, methods of operation, pricing, costs, sales, sales strategies and methods, marketing, marketing strategies and methods, products, product development, research, know-how, policies, financial information, financial condition, business strategies and plans and other information of the Company or its Affiliates which is not generally available to the public and which has been developed or acquired by the Company or its Affiliates with considerable effort and expense. Upon the expiration or termination of Employee’s employment under this Agreement, Employee shall immediately deliver to the Company all memoranda, books, papers, letters, and other data (whether in written form or computer stored), and all copies of same, which were made by Employee or otherwise came into his possession or under his control at any time prior to the expiration or termination of his employment under this Agreement, and which in any way relate to the Business of the Company as conducted or as planned to be conducted by the Company or its Affiliates on the date of the expiration or termination.

(d) Intellectual Property. Employee will promptly communicate to the Company, in writing when requested, all software, designs, techniques, concepts, methods and ideas, other technical information, marketing strategies and other ideas and creations pertaining to the Business of the Company which are conceived or developed by Employee alone or with others, at any time (during or after business hours) while Employee is employed by the Company or its Affiliates. Employee acknowledges that all of those ideas and creations are inventions and works for hire, and will be the Company’s exclusive property. Employee will sign any documents which the Company deems necessary to confirm its ownership of those ideas and creations, and Employee will cooperate with the Company in order to allow the Company to take full advantage of those ideas and creations.

(e) Non-Disparagement. Employee will not, at any time, publish or communicate disparaging or derogatory statements or opinions about the Company or its Affiliates, including but not limited to, disparaging or derogatory statements or opinions about the Company’s or its Affiliates’ management, products or services, to any third party. It shall not be a breach of this section for Employee to testify truthfully in any judicial or administrative proceeding or to make statements or allegations in legal filings that are based on Employee’s reasonable belief and are not made in bad faith.

(f) Enforcement. Employee acknowledges that the covenants and agreements of this Section 8 (“Covenants”) herein are of a special and unique character, which give them peculiar value, the loss of which cannot be reasonably or adequately compensated for in an action at law. Employee further acknowledges that any breach or threat of breach by him of any of the Covenants will result in irreparable injury to the Company for which money damages could not be adequate to compensate the Company. Therefore, in the event of any such breach or threatened breach, the Company shall be entitled, in addition to all other rights and remedies which the Company may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining Employee and/or all other Persons involved therein from committing a breach or continuing such breach. The remedies granted to the Company in this Agreement are cumulative and are in addition to remedies otherwise available to the Company at law or in equity. The Covenants contained in this Section 8 are independent of any other provision of this Agreement, and the existence of any claim or cause of action which Employee or any such other Person may have against the Company shall not constitute a defense or bar to the enforcement of any of the Covenants. If the Company is obliged to resort to litigation to enforce any of the Covenants which has a fixed term, then such term shall be extended for a period of time equal to the period during which a material breach of such Covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a material breach occurred, or, if later, the last day of the original fixed term of such Covenant.

(g) Acknowledgements. Employee expressly acknowledges that the Covenants are a material part of the consideration bargained for by the Company, and, without the agreement of Employee to be bound by the Covenants, the Company would not have agreed to enter into this Agreement. Employee further acknowledges and agrees that the Business of the Company and its services are highly competitive, and that the Covenants contained in this Section 8 are reasonable and necessary to protect the Company’s legitimate business interests. In addition, Employee acknowledges that in the event his employment with the Company terminates, he will still be able to earn a livelihood without violating this Agreement, and that the Covenants contained in this Section 8 are material conditions to my employment and continued employment with the Company.

(h) Scope. If any portion of any Covenant or its application is construed to be invalid, illegal or unenforceable, then the remaining portions and their application shall not be affected thereby, and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or similar factor, then the court or other trier of fact making such determination shall modify, reduce or limit such scope, duration, area or other factor, and enforce such Covenant to the extent it believes is lawful and appropriate.

(i) Business of the Company. The term “Business of the Company”, as used herein, shall mean the provision by the Company or its Affiliates of social services, counseling, client monitoring and mentoring, substance abuse treatment and counseling, school support services, case management and foster care services to children, adults and families in community based settings such as a client’s home, school or workplace, intake, assessment and referral, case management and network management services to governmental agencies and provider networks, educational tutoring, job readiness and private parole or probation, and any other business in which the Company or its Affiliates were actually engaged or planning to be engaged during the Term.

(j) Costs, Expenses in the Event of Breach. In the event that Employee breaches or attempts to breach the Covenants contained in this Section 8, the Company shall be entitled to reimbursement from Employee for all costs and expenses associated with any successful action to enforce any of the Covenants contained in Section 8, including but not limited to reasonable attorneys’ fees and costs of litigation. Should the Company file an action against Employee relating to a breach of the Covenants contained in Section 8, and a court of competent jurisdiction determines that Employee did not breach any of those Covenants, Employee shall be entitled to reimbursement from the Company of all costs and expenses associated with defending against such action asserting a breach, including reasonable attorneys’ fees and costs.

9. Section 409A of the Code.

(a) Amounts payable under this Agreement are intended either to be exempt from the rules of Section 409A of the Code or to satisfy those rules and shall be construed accordingly. The Company shall not be liable to Employee with respect to any Agreement-related adverse tax consequences arising under Section 409A or other provision of the Code.

(b) If any provision of this Agreement contravenes any regulations or Treasury guidance promulgated under Code Section 409A or could cause an amount payable hereunder to be subject to the interest and penalties under Code Section 409A, such provision of the Agreement shall be deemed automatically modified to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Code Section 409A.

(c) Notwithstanding any provisions of this Agreement to the contrary, if Employee is a “specified employee” (as such term is defined for purposes of Code Section 409A), no Severance Payment shall be made under Section 7(c) hereof prior to the six-month anniversary of Employee’s separation of service to the extent such six-month delay in payment is required to comply with Code Section 409A. To the extent that this Section 9(c) applies to any Severance Payment under Section 7(c) hereof, the Company shall, as soon as practicable following Employee’s termination of employment, and after Employee executes and does not revoke the General Release of all claims as referenced in Section 7(c), deposit an amount equal to the gross amount of such Severance Payment into an irrevocable Rabbi Trust in the form prescribed by Internal Revenue Service Revenue Procedure 92-64. Such Rabbi Trust shall be established and maintained by the Company, at its own expense, pending the distribution of such amount to Employee under this Agreement. The Trustee shall be a financial institution selected by the Company, and the Trustee shall invest all amounts deposited therein with the purpose of preserving the Trust principal. All principal and income from the Rabbi Trust shall be paid to Employee on the first day following the six-month anniversary of Employee’s separation from service. The Trustee shall withhold or cause to be withheld all withholding taxes as may be required by applicable law.

10. Miscellaneous.

(a) Indulgences, Etc. Neither the failure, nor any delay, on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same, or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(b) Controlling Law; Consent to Arbitration; Service of Process.

(i) This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the State of Arizona (notwithstanding any conflict-of-laws doctrines of such state or other jurisdiction to the contrary), and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

(ii) Except to the extent provided for in Section 8 above (relating to injunctive relief and other equitable remedies), the Company and Employee agree that any claim, dispute or controversy arising under or in connection with this Agreement, or otherwise in connection with Employee’s employment by the Company or termination of his employment (including, without limitation, any such claim, dispute or controversy arising under any federal, state or local statute, regulation or ordinance or any of the Company’s employee benefit plans, policies or programs) shall be resolved solely and exclusively by binding, confidential, arbitration. The arbitration shall be held in Tucson, Arizona (or at such other location as shall be mutually agreed by the parties). The arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association (“the AAA”) in effect at the time of the arbitration, except that the arbitrator shall be selected by alternatively striking from a list of five arbitrators supplied by the AAA. All fees and expenses of the arbitration, including a transcript if either requests, shall be borne equally by the parties, however, all costs for the services of the arbitrator shall be borne solely by the Company. Each party is responsible for the fees and expenses of its own attorneys, experts, witnesses, and preparation and presentation of proofs and post-hearing briefs (unless the party prevails on a claim for which attorney’s fees are recoverable under law). In rendering a decision, the arbitrator shall apply all legal principles and standards that would govern if the dispute were being heard in court. This includes the availability of all remedies that the parties could obtain in court. In addition, all statutes of limitation and defenses that would be applicable in court, will apply to the arbitration proceeding. The decision of the arbitrator shall be set forth in writing, and be binding and conclusive on all parties. Any action to enforce or vacate the arbitrator’s award shall be governed by the Federal Arbitration Act, if applicable, and otherwise by applicable state law. If either the Company or Employee improperly pursues any claim, dispute or controversy against the other in a proceeding other than the arbitration provided for herein, the responding party shall be entitled to dismissal or injunctive relief regarding such action and recovery of all costs, losses and attorney’s fees related to such action.

(iii) Each of the parties hereto hereby consents to process being served in any suit, action or proceeding of any nature, by the mailing of a copy thereof by registered or certified first-class mail, postage prepaid, return receipt requested, to them at their respective addresses set forth in Section 10(c) hereof. Each of parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, all claims of error by reason of any such service pursuant to the terms hereof (but does not waive any right to assert lack of subject matter jurisdiction) and agrees that such service (A) shall be deemed in every respect effective service of process in any such suit, action or proceeding and (B) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service.

(iv) Nothing in this Section 10(b) shall affect the right of any party hereto to serve process in any manner permitted by law or affect the right of any party to bring proceedings against any other party in the courts of any jurisdiction or jurisdictions.

(c) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express, or by other messenger) or when deposited in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

(i)	If to Employee:

Craig A. Norris

8825 N. Scenic Drive

Tucson, AZ 85743

(ii)	If to the Company:

The Providence Service Corporation

620 N. Craycroft

Tucson, AZ 85711

Attention: Board of Directors

In addition, notice by mail shall be by air mail if posted outside of the continental United States.

Any party may alter the addresses to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section for the giving of notice.

(d) Assignment of Agreement. The rights and obligations of both parties under this Agreement shall inure to the benefit of and shall be binding upon their heirs, successors and assigns. The Company may assign or otherwise transfer its rights under this Agreement, including but not limited to all Covenants contained in Section 8 above, to any successor or affiliated business or corporation whether by sale of stock, merger, consolidation, sale of assets or otherwise. This Agreement may not, however, be assigned by Employee to a third party, nor may Employee delegate his duties under this Agreement.

(e) Execution in Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

(f) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(g) Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings between the parties, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

(h) Section Headings. The Section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

(i) Gender, Etc. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

(j) Independent Review and Consultation. Employee is hereby advised to consult with an attorney before signing this Agreement. Employee acknowledges that it is his decision whether or not to do so.

(k) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which entities which are provincially regulated are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement, intending to be legally bound hereby, as of the date first above written.

THE PROVIDENCE SERVICE CORPORATION

By:	/s/ Steve Geringer
Name:	Steve Geringer
Title:	Chairman Compensation Committee

CRAIG A. NORRIS

/s/ Craig A. Norris

[Signature Page to Employment Agreement of Craig A. Norris]